                                               FILED PURSUANT TO RULE 424(B)(3)
                                               REG. NO. 33-90756



                          THE MILLBURN WORLD RESOURCE TRUST


                         SUPPLEMENT DATED OCTOBER 29, 1997 TO
                        THE PROSPECTUS AND DISCLOSURE DOCUMENT
                               DATED FEBRUARY 19, 1997


         In accordance with the rules of the Commodity Futures Trading Commission (the "CFTC"), this Supplement updates certain information contained in The Millburn World Resource Trust (the "Trust") Prospectus and Disclosure Document dated February 19, 1997 (the "Prospectus"). All capitalized terms used herein have the same meaning set forth in the Prospectus unless specified otherwise. Prospective investors in the Trust should review carefully the contents of both this Supplement and the Prospectus.

         Exhibit I hereto contains an updated version of the performance record of the Trust set forth on page 21 of the Prospectus and must be read in conjunction with the notes thereto on page 21 of the Prospectus. Exhibit II hereto contains updated information regarding the civil, administrative or criminal proceedings related to the Trust's Principal Selling Agents and Clearing Brokers set forth on pages 44 through 50 of the Prospectus. Exhibit III hereto contains updated versions of the performance records of the Millburn Ridgefield client funds and trading programs set forth on pages 86 through 93 of the Prospectus. The performance records of these funds and trading programs must be read in conjunction with the explanations and notes on pages 85, 90 and 94 of the Prospectus. Exhibit IV hereto contains an updated version of the annual rates of return since inception of the Millburn Ridgefield client funds set forth on pages 95 and 96 of the Prospectus.

                                 * * * * * * * * * *

                All information in the Prospectus is hereby restated.


                              __________________________


    THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY
                       OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

                              __________________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      EXHIBIT I

                               PERFORMANCE OF THE TRUST

                          THE MILLBURN WORLD RESOURCE TRUST
                        (SEPTEMBER 13, 1995 - AUGUST 31, 1997)

        TYPE OF POOL:  Single-Advisor/Publicly-Offered/No Principal Protection
                      INCEPTION OF TRADING:   September 13, 1995
                       AGGREGATE SUBSCRIPTIONS:    $80 million
                        CURRENT CAPITALIZATION:   $67 million
               WORST MONTHLY DRAWDOWN (MONTH/YEAR):   (12.30)%  (2/96)
         WORST PEAK-TO-VALLEY DRAWDOWN (MONTH/YEAR):   (15.03)%  (1/96-5/96)

                                     MONTHLY RATE OF      MONTH-END NET
                                     RETURN               ASSET VALUE PER UNIT
                   MONTH                 1995                  1995
 September (1/2 month)                  (6.62)%             $  933.80
 October                                (1.92)%                915.83
 November                                0.92%                 924.25
 December                               16.02%               1,072.34

 1995 COMPOUND
 RATE OF RETURN:  (3 1/2 MOS.)           7.23%

                   MONTH                 1996                  1996
 January                                (0.36)%             $1,068.44
 February                              (12.30)%                937.05
 March                                   2.94%                 964.56
 April                                   2.55%                 989.12
 May                                    (7.88)%                911.19
 June                                    6.64%                 971.65
 July                                   (0.36)%                968.18
 August                                  1.49%                 982.59
 September                               4.01%               1,022.02
 October                                 8.09%               1,104.75
 November                                4.10%               1,149.99
 December                                0.42%               1,154.81

1996 COMPOUND RATE OF RETURN:            7.69%
                   MONTH                 1997                  1997
 JANUARY                                 4.24%              $1,203.79
 FEBRUARY                                7.17%               1,290.13
 MARCH                                  (4.29)%              1,234.76
 APRIL                                  (4.63)%              1,177.54
 MAY                                     3.02%               1,213.10
 JUNE                                   (1.73)%              1,192.13
 JULY                                    2.95%               1,227.32
 AUGUST                                (10.22)%              1,101.91

1997 COMPOUND RATE OF RETURN:
  (8 MONTHS)                            (4.58)%


                AUGUST 31, 1997 NET ASSET VALUE PER UNIT:   $1,101.91
                                    _____________

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                      EXHIBIT II

PRUDENTIAL SECURITIES

          The following paragraph updates the Prudential Securities disclosure statement regarding civil, administrative or criminal proceedings related to Prudential Securities set forth on pages 44 through 47 of the Prospectus.

          On May 20, 1997, the CFTC filed a complaint against Prudential Securities, Kevin Marshburn (a former Prudential Securities Financial Advisor) and two of Marshburn's sales assistants. The complaint alleges, in essence, that during the period from May 1993 through March 1994: (i) Marshburn fraudulently allocated trades among his personal account and certain customer accounts; (ii) Prudential Securities did not properly supervise Marshburn by failing to have policies and procedures in place to detect and deter the alleged allocation scheme; and (iii) Prudential Securities failed to maintain and produce records with respect to transactions during the period in issue. The complaint seeks several forms of relief against Prudential Securities, including a cease and desist order, suspension or revocation of registration, restitution, and civil penalties of up to $100,000 for each alleged violation. Prudential Securities has denied the operative allegations against it and is vigorously defending the action.

PAINEWEBBER

          The following paragraphs restate and update the PaineWebber disclosure statement regarding civil, administrative or criminal proceedings related to PaineWebber set forth on pages 47 through 50 of the Prospectus.

          PaineWebber's principal office is located at 1200 Harbor Boulevard, Weehawken, New Jersey 07087; telephone: (201) 902-3000. Paine Webber is a clearing member of all principal U.S. futures exchanges. It is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity.

          Except as set forth below, neither PaineWebber nor any of its principals have been involved in any administrative, civil or criminal proceeding -- whether pending, on appeal or concluded -- within the past five years that is material to a decision whether to invest in the Trust in light of all the circumstances.

          PaineWebber is involved in a number of proceedings concerning matters arising in connection with the conduct of its business. Certain actions, in which compensatory damages of $168 million or more appear to be sought, are described below. PaineWebber is also involved in numerous proceedings in which compensatory damages of less than $168 million appear to be sought, or in which punitive or exemplary damages, together with the apparent compensatory damages alleged, appear to exceed $168 million. PaineWebber has denied, or believes it has legitimate defenses and will deny, liability in all significant cases pending against it, including those described below, and intends to defend actively each such case.

          In March 1992, PaineWebber as well as other individuals and entities including, INTER ALIA, certain former officers and directors of Northview Corporation ("Northview"), Calmark Holding Corporation and Calmark Financial Corporation and their respective officers and directors, were named as defendants in a purported class action filed by Northview in the Superior Court of the State of California for the County of Los Angeles.

          The complaint sought to set aside as fraudulent and illegal certain transfers of funds and distributions of cash, and to recover damages allegedly caused by the defendants for breach of contract, impairment of capital, unjust enrichment, breach of fiduciary duty, gross negligence and looting of corporate assets.

          As to PaineWebber, plaintiff alleged that in November 1987, Northview retained PaineWebber to render an opinion respecting the fair market value of the common stock of Calmark Financial Corporation which Northview was to receive in exchange for issuing its own stock to Calmark Holding Corporation, the parent corporation of Calmark Financial Corporation.
 The complaint asserted that PaineWebber issued a valuation opinion which allegedly overstated the value of Calmark Financial Corporation's assets, which enabled the transaction at issue in the form of a self-tender and merger to go forward. Plaintiff contends that as a result of PaineWebber's allegedly overstating the value of the assets of Calmark Financial Corporation, Northview's assets were improperly transferred to Calmark, whose principals depleted the assets subsequent to the merger. On March 16, 1990, Northview filed for protection under Chapter XI of the United States Bankruptcy Code.

          The complaint sought damages in an amount to be proven at trial, the imposition of a constructive trust of at least $100 million, punitive damages, interest, costs and attorneys' fees from all the defendants.

          The complaint was amended three times before January 12, 1994. On February 8, 1994, plaintiff filed a motion for leave to file a Fourth Amended Complaint, which motion was granted on March 15, 1994. The Fourth Amended Complaint added a new cause of action for negligent misrepresentation against PaineWebber and claims for professional negligence and breach of fiduciary duty against the law firm of Troy & Gould and certain of its principals who acted as outside counsel to both Northview and Calmark in connection with their merger.

          At the time of the filing of the Fourth Amended Complaint, the caption of said complaint was amended to reflect that Northview Corporation is now known as Vagabond Inns Inc. and a new party plaintiff, Thomas Sydorick as Trustee for the Northview/Vagabond Creditor Trust, was added. On July 13, 1994, the trial court overruled the demurrer filed by PaineWebber to plaintiff's Fourth Amended Complaint. On August 29, 1994, PaineWebber served its answer to plaintiffs' latest pleading. The parties are currently engaged in discovery.

          On or about June 10, 1991, PaineWebber was served with a "First Amended Complaint" in an action captioned ROLO V. CITY INVESTING LIQUIDATING TRUST, ET AL., Civ. Action 90--4420 (D.N.J.), filed on or about May 13, 1991 naming it and other entities and individuals as defendants. The First
Amended Complaint alleges conspiracy and aiding and abetting violations of:
(1) one or more provisions of the Racketeer Influenced and Corrupt Organizations Act ("RICO"); (2) one or more provisions of the Interstate Land Sales Full Disclosure Act; and (3) the common law, on behalf of all persons (excluding defendants) who purchased lots and/or houses from General Development Corporation ("GDC") or one of its affiliates and who are members of an association known as the North Port Out-of-State Lot Owners Association.

          The secondary liability claims in the First Amended Complaint relating to PaineWebber are premised on allegations that PaineWebber served as (1) the co-lead underwriter in connection with the April 8, 1988 offering by GDC of 12-7/8% senior subordinated notes pursuant to a Registration Statement and Prospectus and (2) the underwriter for a 1989 offering of Adjustable Rate General Development Residential Mortgage Pass-Through Certificates, Series 1989-A, which plaintiffs contend enabled GDC to acquire additional financial resources for the perpetuation of (and/or aided and abetted) an alleged scheme to defraud purchasers of GDC lots and/or houses. The First Amended Complaint requests certain declaratory relief, equitable relief, compensatory damages of not less than $500 million, punitive damages of not less than three times compensatory damages, treble damages with respect to the RICO count, pre-judgment and post-judgment interest on all sums awarded, and attorneys' fees, costs, disbursement and expert witness fees.

          On December 27, 1993, the District Court entered an order dismissing plaintiffs' First Amended Complaint against PaineWebber and the majority of the other defendants for failure to state a claim upon which relief can be granted.

          On November 8, 1994, the United States Court of Appeals for the Third Circuit affirmed the District Court's order dismissing this action against PaineWebber. On November 18, 1994, plaintiffs filed a Petition for Rehearing and Suggestion for Rehearing EN BANC with the Third Circuit.

          On April 4, 1995, the United States Court of Appeals for the Third Circuit entered an order vacating its order of November 8, 1994, and granted plaintiffs' application for rehearing and remanded the case to the District Court for reconsideration. Following the remand by the Third Circuit Court of Appeals, on August 24, 1995, the District Court entered an order dismissing the action as to all defendants. On February 20, 1996, plaintiffs filed a notice of appeal from the District Court's order dismissing the action. On September 16, 1996, the Third Circuit Court of Appeals heard arguments on plaintiffs' appeal. The court has not to yet ruled on the appeal.

          In July 1994, Paine Webber, together with numerous unrelated firms, were named as defendants in a series of purported class action complaints that have since been consolidated for pre-trial purposes in the United States District Court for the Southern District of New York under the caption IN RE NASDAQ MARKET-MAKER ANTITRUST AND SECURITIES LITIGATION. MDL Docket
No. 1023. The refiled consolidated complaint in these actions alleges that the defendant firms engaged in activities as market makers on the NASDAQ over-the-counter market that violated the federal antitrust laws. The plaintiffs seek declaratory and injunctive relief, damages in an amount to be determined and subject to trebling and additional relief. On December 18, 1995, Paine Webber filed its answer to plaintiffs' refiled consolidated complaint. The parties are presently engaged in pre-trial discovery. On November 26, 1996, the Court conditionally certified a class of retail investors who bought or sold certain NASDAQ securities through defendants
(and in limited cases through non-defendants) during certain periods of time. The United States District Court for the Southern District of New York granted plaintiffs' motion for certification of a class that includes institutional investors, as well as the retail investors previously certified.

          PaineWebber and two other broker-dealers were named as defendants in litigation brought in November 1994 and subsequently styled IN RE MERRILL LYNCH ET. AL. Securities Litigation Civ. No. 94-5343 (DRD). The amended complaint, filed in March 1993, alleged that defendants violated federal securities laws in connection with the execution of orders to buy and sell NASDAQ securities. On December 13, 1995, the District Court granted defendants' motion for summary judgment. On January 19, 1996, the plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit. The appeal was heard on October 24, 1996, and the Court has not yet ruled on this appeal.

          On July 16, 1996, PaineWebber Incorporated entered into a Stipulation and Order resolving a civil complaint filed by the United States Department of Justice, alleging that it and other NASDAQ market makers violated Section 1 of the Sherman Act in connection with certain market making practices. In entering into the Stipulation and Order, without admitting the allegations, the parties agreed that the defendants would not engage in certain types of market making activities and the defendants undertook specified steps to assure compliance with their agreement. The Stipulation and Order among various firms, including PaineWebber Incorporated, and the United States Department of Justice resolving a civil compliant filed by the Department of Justice has been approved by the United States District Court of the Southern District of New York.

          A series of purported class actions concerning PaineWebber Incorporated's sale and sponsorship of various limited partnership investments have been filed against PaineWebber and Paine Webber Group Inc. (together hereinafter, "PaineWebber") among others, by partnership investors since November 1994. Several such actions (the "Federal Court Limited Partnership Actions") were filed in the United States District Court for the Southern District of New York, one was filed in the United States District Court for the Southern District of Florida and one complaint (the "New York Limited Partnership Action") was filed in the Supreme Court of the State of New York. The time to answer or otherwise move with respect to these complaints has not yet expired.

          The complaints in all of these cases make substantially similar allegations that, in connection with the sale of interests in approximately 50 limited partnerships between 1980 and 1992, PaineWebber (1) failed to provide adequate disclosure of the risks involved with each partnership; (2) made false and misleading representations about the safety of the investments and the anticipated performance of the partnerships; and (3) marketed the partnerships to investors for whom such investments were not suitable. The plaintiffs, who are suing on behalf of all persons who invested in limited partnerships sold by PaineWebber between 1980 and 1992, also allege that, following the sale of the partnership units, PaineWebber misrepresented financial information about the partnerships' value and performance.

          The Federal Court Limited Partnership Actions also allege that PaineWebber violated the Racketeer Influenced and Corrupt Organization Act ("RICO"), and certain of them also claim that PaineWebber violated the federal securities laws. The plaintiffs seek unspecified damages, including reimbursement for all sums invested by them in the partnerships, as well as disgorgement of all fees and other income derived by PaineWebber from the limited partnerships. In the Federal Court Limited Partnership Actions, the plaintiffs also seek treble damages under RICO.

          In addition, PaineWebber and several of its present or former officers were sued in two other purported class actions (the "Geodyne Limited Partnership Actions") filed in the state court in Harris County, Texas. Those cases, and WOLFF V. GEODYNE RESOURCES, INC. ET. AL., are similar to the other Limited Partnership Actions except that the plaintiffs purport to sue only on behalf of those investors who bought interests in the Geodyne Energy Partnerships, which were a series of oil and gas partnerships that PaineWebber sold over several years. The plaintiffs in Geodyne Limited Partnership Actions allege that PaineWebber committed fraud and misrepresentation, breached its fiduciary obligations to its investors and brokerage customers, and breached certain contractual obligations. The complaints seek unspecified damages, including reimbursement of all sums invested by them in the partnerships, as well as disgorgement of all fees and other income derived by PaineWebber from the Geodyne partnerships. PaineWebber has filed an answer denying the allegations in plaintiffs' complaints.

          On January 18, 1996, PaineWebber signed and filed with the federal court a memorandum of understanding with the plaintiffs in both the Federal Court Limited Partnership Actions and the Geodyne Limited Partnership Actions outlining the terms under which the parties have agreed to settle these actions. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the Federal Court and Geodyne Limited

Partnership Actions in accordance with the definitive settlement agreement and plan of allocation which the parties subsequently submitted to the court for its consideration and approval. The court held hearings on the fairness of the settlement in October and November 1996. On March 20, 1997, the court issued an order approving the settlement. A notice of appeal to the Federal Court of Appeals has been filed from the judgment approving the settlement by the same investors who objected in the District Court.

          In addition, three actions were filed against PaineWebber in the District Court for Brazoria County, Texas, two captioned MALLIA V. PAINEWEBBER, INC. ("MALLIA I" and "MALLIA II") and one captioned BILLY HAMILTON V. PAINEWEBBER ("HAMILTON"), relating to PaineWebber's sale and sponsorship of various limited partnership investments. MALLIA I was originally filed as a class action, but was later amended to assert claims only on behalf of the named plaintiffs. The complaints in MALLIA I, MALLIA II, and HAMILTON, collectively, make allegations on behalf of approximately 65 named plaintiffs that are substantially similar to those in the Federal Court Limited Partnership Actions except that the plaintiffs purport to bring only state law claims, principally for common law fraud, negligent misrepresentation, breach of fiduciary duty, violations of the Texas Securities Act, and violations of the Texas Deceptive Trade Practices Act, on behalf of those investors who bought interests in Pegasus aircraft leasing partnerships and in unspecified other limited partnerships and investments. The plaintiffs seek unspecified damages. All three actions have been removed to federal court and the two MALLIA actions have been transferred to the United States District Court for the Southern District of New York. The HAMILTON action has been dismissed with the consent of the parties on the grounds it is duplicative of the two MALLIA actions now before the federal court in New York.

          In April 1995, two investors in the Pegasus limited partnership filed a purported class action in the Circuit Court of the State of Illinois for Cook County entitled JACOBSON V. PAINEWEBBER, INC., making allegations substantially similar to those alleged in the Federal Court Limited Partnership Actions, but limited in subject matter to the sale of the Pegasus partnerships, and without a RICO claim. The complaint sought unspecified damages. The plaintiffs in the JACOBSON case simultaneously remained as participants in the Federal Court Limited Partnership Actions, and subsequently dismissed the Illinois action but objected to the proposed settlement of the Federal Court Limited Partnership Actions. As noted above, on March 20, 1997, the court approved the fairness of the settlement.

          On January 18, 1996, the Securities and Exchange Commission commenced, and PaineWebber Incorporated simultaneously settled, civil and administrative proceedings relating to the firm's sale of public proprietary
limited partnerships in the 1980s and early 1990s.    Without admitting or
denying the SEC's allegations or findings, the firm agreed to the entry of an administrative cease and desist order, created a capped $40 million fund, paid a $5 million civil penalty, and committed to pay $7.5 million of additional investor claims relating to the limited partnerships. As part of the settlement, PaineWebber Incorporated represented that it had previously paid approximately $120 million to resolve investor claims over a period of several years prior to the SEC settlement. Additionally, pursuant to the order an independent consultant has reviewed the firm's policies and procedures concerning retail brokerage operations and the dissemination of sales and marketing materials, and has made certain recommendations which the firm is implementing. On the same date, PaineWebber Incorporated also announced an agreement to settle with the various state securities regulators pursuant to which PaineWebber Incorporated has made payments in excess of $4.5 million.

          IN ADDITION TO THE FOREGOING PRIVATE LITIGATION, THE FOLLOWING ADMINISTRATIVE AND EXCHANGE PROCEEDINGS MAY BE CONSIDERED MATERIAL.

          In June 1991, the NFA East Regional Business Conduct Committee (the "Committee") issued a complaint against PaineWebber which alleged that it had violated NFA By-law 1101 by transacting business with non-members of the NFA who were required to be registered with the CFTC; further, that it had failed to observe high standards of commercial honor and just and equitable principles of trade, in violation of NFA Compliance Rule 2-4, in that it allegedly knew or in the exercise of reasonable diligence should have known that it was transacting customer business with unregistered persons who were required to be registered but who were not so registered. Without admitting or denying the allegations contained in the complaint, PaineWebber submitted an offer of settlement. The settlement was accepted by the Committee on September 25, 1991, and, in connection therewith, the Committee imposed a $25,000 fine.

          On November 15, 1991, based on a hearing by the New York Stock Exchange ("NYSE"), Panel Decision 91-92, PaineWebber stipulated that during the period 1984 to 1987 it violated various NYSE rules and federal regulations relating to solicitations by its investment executives of inauditable transactions and margins violations. During the period 1984 to 1988 it violated NYSE rules relating to annual audits of branch offices written tables of supervisory responsibility, a system of follow-ups and review respecting sales practice activities. Finally, during the period from 1987 to 1990, it failed to report certain reportable events to the NYSE on a timely basis. The NYSE imposed an $800,000 fine on PaineWebber and required a payment of a contribution of $100,000 towards fines imposed upon the present and former supervisory personnel also being fined.

          In January 1992, PaineWebber, without admitting any of the allegations against it and solely for the purpose of settling the proceeding, consented to the issuance by the SEC of an order finding that in connection with participation in primary distributions of certain unsecured debt securities issued by certain government sponsored entities, it violated Securities Exchange Act of 1934 ("Exchange Act") Rules 17a-3 and 17a-4 by not accurately reflecting transactions in and customer orders for such securities. The SEC's order and findings were substantially similar to orders and findings by the SEC and other federal regulators with respect to 97 other financial intermediaries involving the same conduct. The SEC ordered PaineWebber to: (1) cease and desist from further such violations;
(2) pay a civil penalty of $100,000; and (3) develop, implement and maintain policies and procedures reasonably designed to ensure its future compliance with the recordkeeping rules in connection with such activities.

          In March 1992, in connection with the SEC's private investigation into the government securities market, the SEC proposed a settlement of that part of the inquiry that related to the sale of securities by government sponsored enterprises ("GSEs"). In an administrative proceeding brought in January 1992 by the SEC, together with the Comptroller of the Currency and the Federal Reserve, ninety-eight government securities dealers consented to the entry of an order relating to the recordkeeping requirements of the federal securities laws, without admitting or denying any violations but acknowledging the submission of inaccurate sales information to the GSEs. The dealers paid an aggregate penalty of $5,165,000 with the approximately forty largest dealers, including PaineWebber, each paying $100,000. The overall SEC investigation is still in progress.

          In May 1992, the Chicago Mercantile Exchange ("CME") Probable Cause Committee issued a Notice of Charge against PaineWebber which alleged that it accepted contemporaneous buy and sell orders for the same customer account in S&P 500 Index Futures on trade dates October 3, October 30, and December 5, 1990, in violation of CME Rule 433b (Uncommercial Conduct). Without admitting or denying the allegations, PaineWebber submitted an offer of settlement. The settlement was accepted by the Floor Practices Committee of the CME on June 28, 1991, and in connection therewith, the Committee imposed a $7,500 fine.

          On November 27, 1992, the CFTC filed a five-count administrative complaint against PaineWebber and a former employee. Simultaneous with the filing of the complaint, the CFTC accepted an offer of settlement from PaineWebber. The complaint alleged that PaineWebber violated provisions of the Commodity Exchange Act and CFTC regulations by failing to immediately take a written record of orders placed, entering trades without account identification, failing to properly time-stamp orders, failing to supervise diligently the handling of customers' commodity futures accounts and failing to maintain and produce to CFTC staff certain records relating to orders entered. Without admitting or denying the allegations or the findings contained in the complaint, PaineWebber consented to the entry of a CFTC order which: (1) found it violated the provisions of the Commodity Exchange Act and CFTC regulations; (2) directed it to cease and desist from further violations of those provisions; and (3) imposed a civil monetary penalty of $150,000.

          On December 11, 1992, based on a hearing by the NYSE, Panel Decision 92-187, the NYSE alleged that PaineWebber exercised conversion rights of customer securities and exercised customers' expiring rights and warrants without the customers' authorizations, in violation of Exchange Act Rule 17a-3. Without admitting or denying the allegations, PaineWebber consented to a censure, $65,000 fine, and undertakings.

          On February 4, 1994, the Alabama Securities Commission issued Administrative Order CV-93-0020. PaineWebber consented, without admitting or denying the allegations to findings of violations of the Alabama Securities Act, to place on the branch order ticket or other record of transactions before any order for purchase or sale of securities through a block trading desk is executed, a name or designation of the accounts for which such orders are to be executed and the number of shares or contracts ordered for each account for two years from the date of the Alabama order as to trades placed through its block trading desk by registered representatives in Birmingham, Alabama. The registered representatives are required to deliver a copy of the branch order ticket to the branch office manager or to his or her designee prior to the time the order is placed with a block desk. The Alabama Securities Commission will be provided with a copy of a consultant's report concerning respondent's policies, practices and procedures prepared pursuant to an SEC order on February 18, 1993 and the affidavit of PaineWebber attesting to the implementation of the recommendations contained in such consultant's report. PaineWebber is required to certify that all supervisory and managerial personnel in its Birmingham office have attended the two day seminar required by the SEC order. PaineWebber was to pay a fine of $87,000 as partial reimbursement for the Alabama Securities Commission's cost for examining the matter.

          On July 28, 1994, Order File No. AO-94-22, the Missouri Division of Securities alleged that PaineWebber failed to reasonably supervise a former investment executive. PaineWebber consented, without admitting or denying the allegations, to maintain and make available to the Division upon request all customer or regulatory complaints received by PaineWebber concerning any employee or agent working in a PaineWebber Missouri branch office or concerning any security sold by such an employee or agent, to annually provide, for a period of three years from the date of the order, a notice to all Missouri residents who open securities accounts with PaineWebber and all Missouri customers detailing procedures for filing a complaint with PaineWebber or the Division; and to include, for a period beginning thirty days from the date of the order and continuing for three years, in all new customer account packages mailed to Missouri residents from any PaineWebber Missouri branch office, certain public information pieces prepared by the Division. PaineWebber paid a $75,000 fine and $25,000 as reimbursement for the costs of the investigation.

          On September 27, 1995, in matter number 94-078-S, the State of Vermont Department of Banking, Insurance and Securities entered an Administrative Consent Order alleging that between 1984 and 1988 PaineWebber did not reasonably supervise two former investment executives with respect to certain outside activities and limited partnership investment recommendations. Without admitting or denying the allegations, PaineWebber agreed, among other things, to pay an administrative fine of $100,000.

          On or about January 18, 1996, PaineWebber consented, without admitting or denying the findings therein, to the entry of an Order by the SEC which imposed a censure, a cease and desist order, a $5 million civil penalty and various remedial sanctions. The SEC alleged that PaineWebber violated the antifraud and recordkeeping provisions of the federal securities laws in connection with the offer and sale of certain limited partnership interests between 1986 and 1992 and failed reasonably to supervise certain registered representatives and other employees involved in the sale of those interests. PaineWebber must comply with its representation that it had paid and will pay a total of $292.5 million to investors, including a payment of $40 million for a claims fund.

                                     EXHIBIT III

                 PERFORMANCE OF THE MILLBURN RIDGEFIELD CLIENT FUNDS


                        MILLBURN GLOBAL OPPORTUNITY FUND L.P.

                   TYPE OF POOL:  PUBLICLY OFFERED, SINGLE-ADVISOR
                         INCEPTION OF TRADING:  JANUARY 1993
                        AGGREGATE SUBSCRIPTIONS:  $42 MILLION
                     AUGUST 31, 1997 CAPITALIZATION:  $19 MILLION
                       WORST MONTHLY DRAWDOWN:  (10.54)% (1/94)
                 WORST PEAK-TO-VALLEY DRAWDOWN:  (13.78)% (1/94-1/95)
                   1997 COMPOUND RATE OF RETURN:  9.63% (8 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  9.42%
                        1995 COMPOUND RATE OF RETURN:  24.00%
                        1994 COMPOUND RATE OF RETURN:  (8.99)%
                         1993 COMPOUND RATE OF RETURN:  6.28%
                          1992 COMPOUND RATE OF RETURN:  N/A
                                    _____________

                AUGUST 31, 1997 VALUE OF INITIAL $1,000 UNIT:  $1,439
                            ______________________________

                           MILLBURN CURRENCY FUND II, L.P.

                  TYPE OF POOL:  Publicly offered, single-advisor,
                            75% PRINCIPAL PROTECTED
                        INCEPTION OF TRADING:  AUGUST 1991
                        AGGREGATE SUBSCRIPTIONS:  $13 MILLION
                    AUGUST 31, 1997 CAPITALIZATION:  $2.4 MILLION
                       WORST MONTHLY DRAWDOWN:  (9.15)% (8/93)
                WORST PEAK-TO-VALLEY DRAWDOWN:  (32.96)% (10/92-1/95)
                   1997 COMPOUND RATE OF RETURN:  21.33% (8 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  7.84%
                        1995 COMPOUND RATE OF RETURN:  11.49%
                       1994 COMPOUND RATE OF RETURN:  (16.59)%
                       1993 COMPOUND RATE OF RETURN:  (12.17)%
                        1992 COMPOUND RATE OF RETURN:  11.39%
                                     ___________

                  AUGUST 31, 1997 VALUE OF INITIAL $100 UNIT:  $125





            PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS
       WHICH TRADE IN MATERIALLY DIFFERENT MARKET SECTORS THAN DOES THE TRUST.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

                 PERFORMANCE OF THE MILLBURN RIDGEFIELD CLIENT FUNDS
                                     (CONTINUED)


                                   NESTOR PARTNERS

                   TYPE OF POOL:  Privately offered, single-advisor
                         INCEPTION OF TRADING:  February 1977
                        AGGREGATE SUBSCRIPTIONS:  $187 million
                    AUGUST 31, 1997 CAPITALIZATION:  $171 million
                       WORST MONTHLY DRAWDOWN:  (10.12)% (2/96)
                WORST PEAK-TO-VALLEY DRAWDOWN:  (11.01)% (2/96-10/96)
                   1997 COMPOUND RATE OF RETURN:  8.99% (8 months)
                        1996 COMPOUND RATE OF RETURN:  14.21%
                        1995 COMPOUND RATE OF RETURN:  26.68%
                         1994 COMPOUND RATE OF RETURN:  9.53%
                         1993 COMPOUND RATE OF RETURN:  8.43%
                        1992 COMPOUND RATE OF RETURN:  14.91%
                                      __________

                AUGUST 31, 1997 VALUE OF INITIAL $1,000 UNIT:  $30,647

              PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THIS FUND
                 WHICH TRADES IN THE SAME MARKET SECTORS AS THE TRUST
                        BUT WITH DIFFERENT MARKET ALLOCATIONS.

                            ______________________________


                        MILLBURN GLOBAL MARKETS PORTFOLIO L.P.

                  TYPE OF POOL:  PRIVATELY OFFERED, SINGLE-ADVISOR
                         INCEPTION OF TRADING:  OCTOBER 1993
                        AGGREGATE SUBSCRIPTIONS:  $2.0 MILLION
                    AUGUST 31, 1997 CAPITALIZATION:  $3.7 MILLION
                          WORST MONTHLY DRAWDOWN:  (9.67)% (1/94)
               WORST PEAK-TO-VALLEY DRAWDOWN:  (13.12)% (2/96-8/96)
                   1997 COMPOUND RATE OF RETURN:  10.44% (8 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  11.77%
                        1995 COMPOUND RATE OF RETURN:  28.76%
                        1994 COMPOUND RATE OF RETURN:  (4.35)%
                    1993 COMPOUND RATE OF RETURN:  9.24% (3 MOS.)
                        1992 COMPOUND RATE OF RETURN:  N/A
                                      _________

                AUGUST 31, 1997 VALUE OF INITIAL $1,000 UNIT:  $1,661

          PURCHASERS OF  UNITS WILL ACQUIRE NO INTEREST IN THIS  FUND WHICH
                      TRADES IN DIVERSIFIED BUT DIFFERENT MARKET
                             SECTORS THAN DOES THE TRUST.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

                 PERFORMANCE OF THE MILLBURN RIDGEFIELD CLIENT FUNDS
                                     (CONTINUED)

                           MILLBURN CURRENCY FUND L.P.
                TYPE OF POOL:  Privately offered, single-advisor
                         INCEPTION OF TRADING:  JANUARY 1990
                        AGGREGATE SUBSCRIPTIONS:  $56 MILLION
                     AUGUST 31, 1997 CAPITALIZATION:  $32 MILLION
                       WORST MONTHLY DRAWDOWN:  (9.68)% (8/93)
                WORST PEAK-TO-VALLEY DRAWDOWN:   (24.94)% (10/92-1/95)
                   1997 COMPOUND RATE OF RETURN:  20.41% (8 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  13.87%
                        1995 COMPOUND RATE OF RETURN:  19.28%
                        1994 COMPOUND RATE OF RETURN:  (8.63)%
                       1993 COMPOUND RATE OF RETURN:  (11.71)%
                        1992 COMPOUND RATE OF RETURN:  14.57%
                                     ___________

                AUGUST 31, 1997 VALUE OF INITIAL $1,000 UNIT:  $2,375

                            ______________________________


                          MRC CURRENCY PARTNERS L.P.

                  TYPE OF POOL:  PRIVATELY OFFERED, SINGLE-ADVISOR
                          INCEPTION OF TRADING:  AUGUST 1990
                        AGGREGATE SUBSCRIPTIONS:  $93 MILLION
                 AUGUST 31, 1997 CAPITALIZATION:  $0 (CLOSED 5/31/97)
                       WORST MONTHLY DRAWDOWN:  (9.44)% (8/93)
                WORST PEAK-TO-VALLEY DRAWDOWN:  (20.41)% (10/92-1/95)
                   1997 COMPOUND RATE OF RETURN:  15.31% (5 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  16.59%
                        1995 COMPOUND RATE OF RETURN:  22.02%
                        1994 COMPOUND RATE OF RETURN:  (6.71)%
                        1993 COMPOUND RATE OF RETURN:  (8.53)%
                        1992 COMPOUND RATE OF RETURN:  15.67%
                                     ___________



           PURCHASERS OF  UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS
       WHICH TRADE IN MATERIALLY DIFFERENT MARKET SECTORS THAN DOES THE TRUST.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

                 PERFORMANCE OF THE MILLBURN RIDGEFIELD CLIENT FUNDS
                                     (CONTINUED)

                        MILLBURN WORLD RESOURCE FUND L.P.

                    TYPE OF POOL:  Privately offered, single-advisor
                         INCEPTION OF TRADING:  JANUARY 1995
                       AGGREGATE SUBSCRIPTIONS:  $13.8 MILLION
                    AUGUST 31, 1997 CAPITALIZATION:  $14.7 MILLION
                       WORST MONTHLY DRAWDOWN:  (11.82)% (2/96)
                WORST PEAK-TO-VALLEY DRAWDOWN:   (14.00)% (2/96-5/96)
                   1997 COMPOUND RATE OF RETURN:  1.11% (8 MONTHS)
                        1996 COMPOUND RATE OF RETURN:  17.43%
                        1995 COMPOUND RATE OF RETURN:  36.25%
                          1994 COMPOUND RATE OF RETURN:  N/A
                          1993 COMPOUND RATE OF RETURN:  N/A
                          1992 COMPOUND RATE OF RETURN:  N/A
                                     ___________

                AUGUST 31, 1997 VALUE OF INITIAL $1,000 UNIT:  $1,618


              PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THIS FUND WHICH TRADES PURSUANT TO THE SAME TRADING PROGRAM AS THE TRUST.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

                        PERFORMANCE OF THE MILLBURN RIDGEFIELD
                               CLIENT TRADING PROGRAMS


                               WORLD RESOURCE PORTFOLIO

                    NAME OF CTA:  Millburn Ridgefield Corporation
                     INCEPTION OF TRADING BY CTA:  February 1971
                   INCEPTION OF TRADING IN PROGRAM:  September 1995
                             NUMBER OF OPEN ACCOUNTS:  10
                     TOTAL ASSETS UNDER MANAGEMENT:  $792 million
                        TOTAL ASSETS IN PROGRAM:  $141 million
                       WORST MONTHLY DRAWDOWN:  (12.28)% (2/96)
                 WORST PEAK-TO-VALLEY DRAWDOWN:  (15.03)% (1/96-5/96)
                            ACCOUNTS CLOSED PROFITABLE:  0
                           ACCOUNTS CLOSED UNPROFITABLE:  0
                  1997 COMPOUND RATE OF RETURN:  (4.95)% (8 months)
                         1996 COMPOUND RATE OF RETURN:  8.33%
                         1995 COMPOUND RATE OF RETURN:  7.28%
                          1994 COMPOUND RATE OF RETURN:  N/A
                          1993 COMPOUND RATE OF RETURN:  N/A
                          1992 COMPOUND RATE OF RETURN:  N/A

                  THIS PROGRAM  IS UTILIZED ON BEHALF OF THE TRUST.
                            ______________________________

                                DIVERSIFIED PORTFOLIO

                NAME OF CTA:  Millburn Ridgefield Corporation
                 INCEPTION OF TRADING BY CTA:  February 1971
               INCEPTION OF TRADING IN PROGRAM:  February 1971
                           NUMBER OF OPEN ACCOUNTS:  9
                  TOTAL ASSETS UNDER MANAGEMENT: $792 million
                     TOTAL ASSETS IN PROGRAM:  $277 million
                     WORST MONTHLY DRAWDOWN: (13.49)% (2/96)
            WORST PEAK-TO-VALLEY DRAWDOWN: (12.93)% (2/96-5/96)
                         ACCOUNTS CLOSED PROFITABLE: 1
                        ACCOUNTS CLOSED UNPROFITABLE: 0
                   1997 COMPOUND RATE OF RETURN:  8.75% (8 months)
                        1996 COMPOUND RATE OF RETURN:  17.29%
                        1995 COMPOUND RATE OF RETURN:  30.46%
                        1994 COMPOUND RATE OF RETURN:  10.46%
                        1993 COMPOUND RATE OF RETURN:   9.82%
                        1992 COMPOUND RATE OF RETURN:  16.29%


            THIS PROGRAM IS NOT UTILIZED ON BEHALF OF THE TRUST, BUT ALSO
                        TRADES A DIVERSIFIED RANGE OF MARKETS.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

            DRAWDOWN INFORMATION IS PRESENTED ON A WORST ACCOUNT BASIS.

                      PERFORMANCE OF THE MILLBURN RIDGEFIELD
                               CLIENT TRADING PROGRAMS
                                     (CONTINUED)

                                 GLOBAL PORTFOLIO

                   NAME OF CTA:  Millburn Ridgefield Corporation
                     INCEPTION OF TRADING BY CTA: February 1971
                 INCEPTION OF TRADING IN PROGRAM:  November 1989
                            NUMBER OF OPEN ACCOUNTS:  5
                  TOTAL ASSETS UNDER MANAGEMENT:  $792 million
                       TOTAL ASSETS IN PROGRAM:  $246 million
                   WORST MONTHLY DRAWDOWN: (10.54)% (1/94)
             WORST PEAK-TO-VALLEY DRAWDOWN: (13.74)% (7/94-1/95)
                         ACCOUNTS CLOSED PROFITABLE:  3
                        ACCOUNTS CLOSED UNPROFITABLE: 0
                   1997 COMPOUND RATE OF RETURN:  12.11% (8 months)
                        1996 COMPOUND RATE OF RETURN:  11.38%
                        1995 COMPOUND RATE OF RETURN:  25.76%
                        1994 COMPOUND RATE OF RETURN:  (5.24)%
                        1993 COMPOUND RATE OF RETURN:   9.10%
                        1992 COMPOUND RATE OF RETURN:   9.66%
                                _______________

                            HIGH LEVERAGE GLOBAL PORTFOLIO

                     NAME OF CTA:  Millburn Ridgefield Corporation
                      INCEPTION OF TRADING BY CTA: February 1971
                     INCEPTION OF TRADING IN PROGRAM:  July 1993
                               NUMBER OF OPEN ACCOUNTS:  1
                       TOTAL ASSETS UNDER MANAGEMENT: $792 million
                         TOTAL ASSETS IN PROGRAM:  $35 million
                        WORST MONTHLY DRAWDOWN:  (13.23)% (1/94)
                   WORST PEAK-TO-VALLEY DRAWDOWN: (20.05)% (7/94-1/95)
                               ACCOUNTS CLOSED PROFITABLE:  3
                              ACCOUNTS CLOSED UNPROFITABLE: 1
                   1997 COMPOUND RATE OF RETURN:  10.35% (8 months)
                        1996 COMPOUND RATE OF RETURN:  11.15%
                        1995 COMPOUND RATE OF RETURN:  32.15%
                        1994 COMPOUND RATE OF RETURN:  (9.03)%
                        1993 COMPOUND RATE OF RETURN:   9.34% (6 mos.)
                        1992 COMPOUND RATE OF RETURN:  N/A

                THESE PROGRAMS ARE NOT UTILIZED ON BEHALF OF THE TRUST
                  BUT TRADE IN THE SAME MARKET SECTORS AS THE TRUST
                          WITH DIFFERENT MARKET ALLOCATIONS.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

             DRAWDOWN INFORMATION IS PRESENTED ON A WORST ACCOUNT BASIS.

                      PERFORMANCE OF THE MILLBURN RIDGEFIELD
                               CLIENT TRADING PROGRAMS
                                     (CONTINUED)

                                 CURRENCY PORTFOLIO

                    NAME OF CTA:  Millburn Ridgefield Corporation
                       INCEPTION OF TRADING BY CTA: February 1971
                   INCEPTION OF TRADING IN PROGRAM:  November 1989
                             NUMBER OF OPEN ACCOUNTS:  10
                      TOTAL ASSETS UNDER MANAGEMENT: $792 million
                           TOTAL ASSETS IN PROGRAM:  $77 million
                         WORST MONTHLY DRAWDOWN: (12.03)% (8/93)
                 WORST PEAK-TO-VALLEY DRAWDOWN: (33.06)% (10/92-1/95)
                           ACCOUNTS CLOSED PROFITABLE: 20
                          ACCOUNTS CLOSED UNPROFITABLE: 17
                   1997 COMPOUND RATE OF RETURN:  22.00% (8 months)
                        1996 COMPOUND RATE OF RETURN:  11.37%
                        1995 COMPOUND RATE OF RETURN:  18.88%
                        1994 COMPOUND RATE OF RETURN:  (7.90)%
                        1993 COMPOUND RATE OF RETURN: (13.00)%
                        1992 COMPOUND RATE OF RETURN:  12.47%
                                  _______________


                           HIGH LEVERAGE CURRENCY PORTFOLIO

                    NAME OF CTA:  Millburn Ridgefield Corporation
                      INCEPTION OF TRADING BY CTA: February 1971
                      INCEPTION OF TRADING IN PROGRAM: July 1993
                              NUMBER OF OPEN ACCOUNTS:  1
                    TOTAL ASSETS UNDER MANAGEMENT: $792 million
                        TOTAL ASSETS IN PROGRAM:  $15 million
                     WORST MONTHLY DRAWDOWN: (13.10)% (8/93)
                WORST PEAK-TO-VALLEY DRAWDOWN: (29.75)% (8/93-1/95)
                             ACCOUNTS CLOSED PROFITABLE:  0
                            ACCOUNTS CLOSED UNPROFITABLE: 3
                   1997 COMPOUND RATE OF RETURN:  30.07% (8 months)
                        1996 COMPOUND RATE OF RETURN:  16.36%
                        1995 COMPOUND RATE OF RETURN:  25.15%
                        1994 COMPOUND RATE OF RETURN: (21.29)%
                        1993 COMPOUND RATE OF RETURN: (11.10)% (6 mos.) 1992 COMPOUND RATE OF RETURN: N/A


              THESE PROGRAMS ARE NOT UTILIZED ON BEHALF OF THE TRUST AND
                    TRADE IN MATERIALLY DIFFERENT MARKET SECTORS.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

             DRAWDOWN INFORMATION IS PRESENTED ON A WORST ACCOUNT BASIS.

                      PERFORMANCE OF THE MILLBURN RIDGEFIELD
                               CLIENT TRADING PROGRAMS
                                     (CONTINUED)

                                   GRAIN PORTFOLIO

                    NAME OF CTA:  Millburn Ridgefield Corporation
                     INCEPTION OF TRADING BY CTA: February 1971
                    INCEPTION OF TRADING IN PROGRAM:  March 1997
                              NUMBER OF OPEN ACCOUNTS:  1
                   TOTAL ASSETS UNDER MANAGEMENT: $792 million
                        TOTAL ASSETS IN PROGRAM:  $1.8 million
                       WORST MONTHLY DRAWDOWN:  (7.89)% (5/97)
                WORST PEAK-TO-VALLEY DRAWDOWN: (10.10)% (5/97-6/97)
                             Accounts closed profitable:  0
                            ACCOUNTS CLOSED UNPROFITABLE: 0
                  1997 COMPOUND RATE OF RETURN:  (3.78)% (6 months)
                          1996 COMPOUND RATE OF RETURN:  N/A
                          1995 COMPOUND RATE OF RETURN:  N/A
                          1994 COMPOUND RATE OF RETURN:  N/A
                          1993 COMPOUND RATE OF RETURN:  N/A
                          1992 COMPOUND RATE OF RETURN:  N/A
                                   _______________

               THIS PROGRAM IS NOT UTILIZED ON BEHALF OF THE TRUST AND
                          TRADES IN ONLY ONE MARKET SECTOR.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

               ALL PERFORMANCE DATA IS CURRENT THROUGH AUGUST 31, 1997.

                       SEE NOTES AT PAGE 94 OF THE PROSPECTUS.

             DRAWDOWN INFORMATION IS PRESENTED ON A WORST ACCOUNT BASIS.

                                      EXHIBIT IV


                        ANNUAL RATES OF RETURN SINCE INCEPTION
                       OF THE MILLBURN RIDGEFIELD CLIENT FUNDS

     The following are the annual rates of return of the client (as opposed to proprietary) futures funds sponsored by Millburn Ridgefield (other than the Trust itself; see Exhibit I "Performance of the Trust"). Of the following funds, Nestor Partners trades a diversified portfolio most similar (but nevertheless materially different) in market sector emphasis to the World Resource Portfolio. THE MANAGING OWNER WISHES TO EMPHASIZE TO PROSPECTIVE INVESTORS THAT THERE HAVE BEEN A NUMBER OF YEARS IN WHICH MILLBURN RIDGEFIELD CLIENT FUNDS HAVE SUSTAINED SIGNIFICANT LOSSES AND THAT THE VOLATILITY OF THESE FUNDS' PERFORMANCE IS QUALITATIVELY GREATER THAN THAT OF MANY MANAGED FUTURES FUNDS.

     None of the following funds is managed pursuant to the World Resource Portfolio. None of the following funds is being offered to investors pursuant to the Prospectus, and it is the performance of the Trust itself, not of Millburn Ridgefield's other funds, which is most pertinent to a decision whether or not to invest in the Units.

          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.


MILLBURN GLOBAL                  MILLBURN CURRENCY           NESTOR PARTNERS
OPPORTUNITY FUND L.P.               FUND II, L.P.            (DIVERSIFIED;
(CURRENCIES AND FINANCIALS;      (CURRENCIES ONLY;         PRIVATELY OFFERED)
PUBLICLY OFFERED)                 PUBLICLY OFFERED)

     ANNUAL                  ANNUAL                     ANNUAL
 YEAR         RATE OF        YEAR          RATE OF       YEAR          RATE OF
              RETURN                       RETURN                      RETURN
1997(8 mos.)  9.63%          1997(8 mos.)  21.33%        1997(8 mos.)    8.99%
1996          9.42           1996           7.84         1996           14.21
1995         24.00           1995          11.49         1995           26.68
1994         (8.99)          1994         (16.59)        1994            9.53
1993          6.28           1993         (12.17)        1993            8.43
                             1992          11.39         1992           14.91
                             1991(5 mos.)   4.75         1991            4.43
                                                         1990           48.25
                                                         1989            0.43
                                                         1988            2.20
                                                         1987           43.70
                                                         1986          (17.09)
                                                         1985           26.56
                                                         1984           20.74
                                                         1983           (6.28)
                                                         1982           26.54
                                                         1981           39.11
                                                         1980           48.57
                                                         1979           60.93
                                                         1978           20.78
                                                         1977(11 mos.)   3.33


             PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.


MILLBURN GLOBAL                     MILLBURN CURRENCY                 MRC CURRENCY
MARKETS PORTFOLIO L.P.              FUND L.P.                         PARTNERS L.P.
(DIVERSIFIED;                       (CURRENCIES ONLY;                 (CURRENCIES ONLY)
PRIVATELY OFFERED)                  PRIVATELY OFFERED)                PRIVATELY OFFERED

                ANNUAL                              ANNUAL                              ANNUAL
YEAR            RATE OF             YEAR            RATE OF           YEAR              RATE OF
                RETURN                              RETURN                              RETURN


1997(8 mos.)    10.44%              1997(8 mos.)    20.41%            1997(5 mos.)      15.31% (closed 5/31/97)
1996            11.77               1996            13.87             1996              16.59
1995            28.76               1995            19.28             1995              22.02
1994            (4.35)              1994            (8.63)            1994              (6.71)
1993(3 mos.)     9.24               1993           (11.71)            1993              (8.53)
                                    1992            14.57             1992              15.67
                                    1991             3.63             1991               6.35
                                    1990            51.64             1990(5 mos.)      26.16


MILLBURN WORLD
RESOURCE FUND L.P.
(DIVERSIFIED; PRIVATELY OFFERED)

                            ANNUAL
YEAR                   RATES OF RETURN

1997 (8 mos.)              1.11%
1996                      17.43
1995                      36.25
                               ________________________

     Prospective investors should note the significant extent to which Millburn Ridgefield's private pools have outperformed its public funds. This is due in principal part to the significantly higher costs to which public funds are subject, due primarily to the costs associated with the distribution of the interests in such funds to the public. The Trust, as a public fund, is subject to such higher costs, and its performance can be expected to reflect the effect of such costs, which cumulate significantly over time.

     THE ANNUAL RATES OF RETURN SET FORTH ABOVE SUGGEST THAT MILLBURN RIDGEFIELD'S PERFORMANCE MAY HAVE BEEN ADVERSELY AFFECTED BY INCREASING THE AMOUNT OF ASSETS UNDER ITS MANAGEMENT. MILLBURN RIDGEFIELD, IN GENERAL, APPEARS TO HAVE BEEN ABLE TO ACHIEVE BETTER PERFORMANCE IN EARLIER THAN IN MORE RECENT YEARS. ALTHOUGH THIS COULD BE DUE TO A NUMBER OF FACTORS, INCREASED ASSETS UNDER MANAGEMENT MAY WELL BE A MATERIALLY CONTRIBUTING FACTOR. SEE "RISK FACTORS -- (7) POSSIBLE ADVERSE EFFECTS OF INCREASING MILLBURN RIDGEFIELD'S ASSETS UNDER MANAGEMENT" AT PAGE 13 OF THE PROSPECTUS.

     PAST PERFORMANCE -- AND CERTAINLY THE PAST PERFORMANCE OF FUNDS OTHER THAN THE TRUST -- IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FURTHERMORE, EACH OF THE FOREGOING FUNDS TRADES A DIFFERENT PORTFOLIO THAN DOES THE MILLBURN WORLD RESOURCE TRUST.

     THERE ARE MATERIAL DIFFERENCES BETWEEN THE PORTFOLIOS TRADED BY THE OTHER MILLBURN RIDGEFIELD CLIENT FUNDS (EVEN THE DIVERSIFIED FUNDS -- NESTOR PARTNERS AND MILLBURN GLOBAL MARKETS PORTFOLIO L.P.) AND THAT TRADED BY THE TRUST. FURTHERMORE, MILLBURN RIDGEFIELD'S SYSTEMS HAVE DEVELOPED SIGNIFICANTLY OVER THE PERIOD PRESENTED IN THE PERFORMANCE RECORDS INCLUDED HEREIN, SO THAT SUCH SYSTEMS ARE NOT CURRENTLY THE SAME AS THOSE WHICH GENERATED A SUBSTANTIAL PORTION OF THE PERFORMANCE REFLECTED HEREIN. NO REPRESENTATION IS OR COULD BE MADE THAT THE TRUST WOULD HAVE PERFORMED, OR WILL IN THE FUTURE PERFORM, IN A MANNER SIMILAR TO THE RESULTS SET FORTH ABOVE.

         PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.

                           ACKNOWLEDGMENT OF RECEIPT OF THE
                       MILLBURN WORLD RESOURCE TRUST SUPPLEMENT
                       DATED OCTOBER 29, 1997 TO THE PROSPECTUS
                    AND DISCLOSURE DOCUMENT DATED FEBRUARY 19, 1997



          The undersigned hereby acknowledges that the undersigned has received a copy of The Millburn World Resource Trust Supplement dated October 29, 1997 to the Prospectus and Disclosure Document dated February 19, 1997.



INDIVIDUAL SUBSCRIBERS:                        ENTITY SUBSCRIBERS:


_________________________________              _____________________________
                                                     (Name of Entity)


_________________________________              By: __________________________

Signature of Subscriber(s)                     Title:_________________________
                                                     (Trustee, partner or
Dated:  ___________, 19___                            authorized officer)

                                                  Dated:  _____________, 19___